                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section   240.14a-11(c) or Section
   240.14a-12

                             KU ENERGY CORPORATION
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                             KU ENERGY CORPORATION
                               One Quality Street
                            Lexington, KY 40507-1462

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  The Annual Meeting of Shareholders of KU Energy Corporation (the "Company") will be held in the Second Floor Assembly Room at the offices of the Company, One Quality Street, Lexington, Kentucky, on April 23, 1996 at 1:30 p.m., Lexington (Kentucky) Time, for the following purposes:

    (1) To elect to the Board four directors to hold office until the 1999 Annual Meeting of Shareholders of the Company and one director to hold office until the 1998 Annual Meeting of the Shareholders of the Company or until their respective successors shall have been duly elected and qualified.

    (2) To transact such other business as may properly come before the meeting.

  For further information with respect to the foregoing, reference is made to the attached Proxy Statement.

  Only holders of Common Stock of the Company of record on its books at the close of business on March 8, 1996, are entitled to vote at the meeting. All such shareholders of record are requested to be represented at the meeting, either in person or by proxy.

  A copy of the Company's Annual Report to Shareholders for the year 1995 has been mailed to each common shareholder of record on the Company's books.

                                          By order of the Board of Directors,

                                          /s/ George S. Brooks II
                                          George S. Brooks II
                                          General Counsel and Secretary

March 18, 1996

                               ----------------

  SHAREHOLDERS WHO CANNOT ATTEND THE MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THEIR PROXIES AND RETURN THEM TO THE COMPANY IN THE ENCLOSED ENVELOPE, AS PROMPTLY AS POSSIBLE. THE BOARD OF DIRECTORS DESIRES THE REPRESENTATION OF ALL SHAREHOLDERS AT THE MEETING, WHETHER THEIR HOLDINGS ARE SMALL OR LARGE.

                             KU ENERGY CORPORATION
                               One Quality Street
                            Lexington, KY 40507-1462

                                 MARCH 18, 1996

        Proxy Statement Relating to 1996 Annual Meeting of Shareholders

  The purposes of the meeting are set forth in the accompanying Notice. The enclosed proxy is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. Following the initial solicitation of proxies by mail beginning on or about March 18, 1996, certain of the officers, employees and directors of the Company may solicit proxies by correspondence, telephone, telecopy, telegraph or in person, but without extra compensation. In addition, the Company has retained Georgeson & Company, Inc., New York, New York, to assist in the solicitation of proxies. Such solicitation may be made by mail, telephone, telecopy, telegraph or in person. The estimated cost of the services of Georgeson & Company, Inc. is $8,500. The Company will pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy material to their principals.

  THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER ENTITLED TO VOTE AT THE MEETING WHO MAKES A WRITTEN REQUEST THEREFOR A COPY OF THE COMPANY'S 1995 ANNUAL REPORT ON FORM 10-K (OTHER THAN CERTAIN EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934. WRITTEN REQUESTS FOR A COPY OF THE REPORT SHOULD BE MAILED TO GEORGE S. BROOKS II, SECRETARY OF THE COMPANY, AT THE ADDRESS STATED ABOVE.

  The Company has been the parent holding company of Kentucky Utilities Company ("Kentucky Utilities") since December 1991.

  On the record date for the meeting, March 8, 1996, there were 37,817,878 shares of Common Stock outstanding. Only holders of Common Stock of record on the books of the Company at the close of business on the record date are entitled to vote at the meeting. Each such holder is entitled to vote at the meeting, one vote per share, in respect to each of the matters to be voted on at the meeting, except that in the election of directors each such holder is entitled to cumulative voting and therefore may give one nominee for election as many votes as shall equal the number of directors to be elected multiplied by the number of shares of Common Stock held by such shareholder or may distribute such votes among any two or more of the nominees. The proxies solicited herewith seek discretionary authority to cast cumulative votes in the election of directors.

  A majority of the shares entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented for any purpose at the meeting, it will be deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting (unless a new record date is set). If a quorum exists, action on a matter (other than the election of directors) will be approved if the votes cast favoring the action exceed the votes cast opposing the action unless a higher vote is required by law. The five nominees for director receiving the highest number of votes will be elected. Shares represented by a limited proxy, such as where a broker may not vote on a particular matter without instructions from the beneficial owner and no instructions have been received (i.e., a "broker non-vote"), will be counted to determine the presence of a quorum but will not be present for other purposes and will not be the equivalent of a "no" vote on a proposition. Shares represented by a proxy with instructions to abstain on a matter will be counted in determining whether a quorum is in attendance. An abstention is not the equivalent of a "no" vote on a proposition.

  Shareholders may vote either in person or by duly authorized proxy. The giving of a proxy will not prevent a shareholder from voting in person at the meeting. A proxy may be revoked by a shareholder at any time prior to the voting thereof by giving written notice to the Secretary of the Company prior to such voting. All shares entitled to vote and represented by effective proxies on the enclosed form, received by the Company, will be voted at the meeting (or any adjourned session thereof) in accordance with the terms of such proxies.

  Each Participant in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan (the "Reinvestment Plan"), Kentucky Utilities' Employee Stock Ownership Plan (the "ESOP") or the Kentucky Utilities Employee Savings Plan (the "Savings Plan") will receive a form of proxy by which such Participant may direct the agent or trustee under such Plans as to the manner of voting shares credited to the Participant's accounts under such Plans. Shareholders of record who are participants in the Reinvestment Plan will receive only one form of proxy for their certificated shares and those shares which they may have acquired through reinvested dividends. A Participant of any of such Plans wishing to vote in person at the meeting may obtain a proxy for shares credited to his account under such Plans by making a written request therefor by April 8, 1996, as follows: for the Reinvestment Plan, to George S. Brooks II, Secretary of the Company, at the address stated on page 1; for the ESOP, to Banc One Kentucky, PO Box 32500, Louisville, Kentucky 40232, Attention: Barbara
J. Steele, Trust Investment Division; and for the Savings Plan, to National City Bank, Kentucky, PO Box 36010, Louisville, Kentucky 40233, Attention:
Judith E. Meany.

                             Election of Directors

              WARREN W. ROSENTHAL, who has served as a director of the Company since 1991 and of Kentucky Utilities Company since 1976, will
  [PHOTO] not stand for re-election at the 1996 Annual Meeting of Shareholders in accordance with the Board of Directors' retirement policy. The Company expresses its appreciation to Mr. Rosenthal for his substantial contribution and his years of dedicated service as a director.

  General. Five directors are to be elected at the meeting. Barring unforeseen circumstances and in the absence of contrary directions, the proxies solicited herewith will be voted for the election of Mira S. Ball, Carol M. Gatton, Frank
V. Ramsey, Jr., Charles L. Shearer and Lee T. Todd, Jr. as directors of the Company, to hold office until the 1999 Annual Meeting of Shareholders of the Company or, in the case of Mr. Gatton, until the 1998 Annual Meeting of Shareholders, or in each case until their respective successors shall have been duly elected and qualified. The proxies may also be voted for a substitute nominee or nominees in the event any one or more of said persons shall be unable to serve for any reason or be withdrawn from nomination, an occurrence not now anticipated. Except as otherwise indicated, each nominee has been engaged in his present principal occupation for at least the past five years. All information regarding share ownership is as of January 31, 1996.

  The following information is given with respect to the nominees for election as directors:

              MIRA S. BALL, 61, is Secretary-Treasurer and Chief Financial Officer of Ball Homes, Inc., a single-family residential
  [PHOTO] developer and property management company. She has been a director of the Company and Kentucky Utilities since 1992. Ms. Ball beneficially owns 5,986 shares of Common Stock of the Company.

              CAROL M. GATTON, 63, is Chairman of Area Bancshares, Inc., a bank holding company in Owensboro, Kentucky. He is also involved
  [PHOTO] in real estate ventures and automobile dealerships. Mr. Gatton beneficially owns 1,000 shares of Common Stock of the Company.

              FRANK V. RAMSEY, JR., 64, is President and Director of Dixon Bank, Dixon, Kentucky, and a farm owner and operator. He has
  [PHOTO] been a director of the Company since 1991 and a director of Kentucky Utilities since 1986. Mr. Ramsey beneficially owns 1,400 shares of Common Stock of the Company.

              CHARLES L. SHEARER, PH.D., 53, is President of Transylvania University, Lexington, Kentucky. He has been a director of the
  [PHOTO] Company since 1991 and a director of Kentucky Utilities since 1987. Dr. Shearer beneficially owns 1,389 shares of Common Stock of the Company which include 200 shares held solely by his wife and 14 shares held by his children.

              LEE T. TODD, JR., PH.D., 49, is President and Chief Executive Officer of DataBeam Corporation, a Kentucky-based high
  [PHOTO] technology firm. He was elected a director of the Company and Kentucky Utilities in August of 1995 when the number of positions on the Boards was increased. Dr. Todd beneficially owns 500 shares of the Common Stock of the Company.

  Information with respect to those directors whose terms are not expiring is as follows:

              HARRY M. HOE, 70, is President and a director of J. R. Hoe & Sons, Inc., Middlesboro, Kentucky, a foundry and casting
  [PHOTO] company. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1979. Mr. Hoe beneficially owns 15,794 shares of Common Stock of the Company which include 5,088 shares held solely by his wife. His term expires in 1998.

              MILTON W. HUDSON, 68, has been an economic consultant (Washington, DC) since 1991. He was Managing Director and Senior
  [PHOTO] Economic Advisor of Morgan Guaranty Trust Company of New York from January 1990 until his retirement in June 1991. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1990. Mr. Hudson beneficially owns 1,142 shares of Common Stock of the Company. His term expires in 1997.

              JOHN T. NEWTON, 65, retired in 1995 as Chairman of the Board and Chief Executive Officer of the Company and Kentucky Utilities, a
  [PHOTO] position he had held since 1987. He had also been President of these companies from 1987 to November 1, 1994. Mr. Newton has been a director of the Company since 1988 and a director of Kentucky Utilities since 1974. He beneficially owns 32,653 shares of Common Stock of the Company which include 7,668 shares held jointly with his wife and 5,000 shares held solely by his wife. His term expires in 1997.

              WILLIAM L. ROUSE, JR., 63, was Chairman of the Board and Chief Executive Officer and a director of First Security Corporation
  [PHOTO] of Kentucky, a multi-bank holding company, prior to his retirement in 1992. Mr. Rouse is a director of Ashland, Incorporated. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1989. Mr. Rouse beneficially owns 1,000 shares of Common Stock of the Company. In addition, Mr. Rouse's account under the Directors Deferred Compensation Plan described below has the equivalent of 2,186 shares of Common Stock. His term expires in 1997.

              MICHAEL R. WHITLEY, 53, was elected Chairman, President and Chief Executive Officer of the Company and Kentucky Utilities on
  [PHOTO] August 1, 1995. He had been President and Chief Operating Officer of the Company and Kentucky Utilities since November 1, 1994. He was Executive Vice President of these companies from August 1, 1994 to November 1, 1994. Before this period, he had been a Senior Vice President of the Company since 1988 and of Kentucky Utilities since 1987. Mr. Whitley was Secretary of the Company from 1988 until 1992 and of Kentucky Utilities from 1978 until 1992. Mr. Whitley is a director of LFS Bancorp Inc. and its wholly owned subsidiary, Lexington Federal Savings Bank. Mr. Whitley has been a director of the Company and Kentucky Utilities since 1992. Mr. Whitley beneficially owns 24,122 shares of the Common Stock of the Company which include 6,300 shares held jointly with his wife and 337 shares held solely by his wife. His term expires in 1998.

  Voting Securities Beneficially Owned by Directors, Nominees and Executive Officers. The directors, nominees and executive officers of the Company and Kentucky Utilities owned beneficially at January 31, 1996 an aggregate of 181,707 shares of Common Stock of the Company, representing in the aggregate
 .5% of such stock.

  Meetings and Committees of the Board of Directors. All members of the Company's Board of Directors are currently members of Kentucky Utilities' Board of Directors. The Board of Directors of the Company and the Board of Directors of Kentucky Utilities have each established six committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Finance Committee, the Long-Range Planning Committee, and the Nominating and Corporate Governance Committee. Committee members are the same for committees of the Company and committees of Kentucky Utilities.

  During 1995, the Board of Directors of the Company held 19 meetings (including Committee meetings), and the Board of Directors of Kentucky Utilities held 22 meetings (including Committee meetings).

  During 1995, each current director attended 100% of the meetings of the Company's and Kentucky Utilities' Board of Directors and applicable committee meetings.

  The members of the Executive Committee are Messrs. Newton, Rosenthal, Rouse, Shearer and Whitley. Neither the Company's nor Kentucky Utilities' Executive Committee met during 1995. The Executive Committee has the full power of the Board between meetings of the Board, except as provided by law.

  The members of the Audit Committee are Ms. Ball and Messrs. Hoe, Hudson and Rouse. The Company's Audit Committee met two times in 1995 as did the Kentucky Utilities' Audit Committee. The Audit Committee selects and engages (and may discharge) the Company's independent auditors; approves or disapproves each professional service or type of service to be provided by the auditors; meets with the auditors regarding the scope and results of the annual audit and of internal accounting procedures and practices; reviews any recommendations which may be made by the independent auditors; and generally exercises supervision over all matters relating to audit functions, making periodic reports to the Board.

  The members of the Compensation Committee are Messrs. Ramsey, Rosenthal and Rouse. The Company's Compensation Committee met three times in 1995 and the Kentucky Utilities' Compensation Committee met five times. The Compensation Committee reviews compensation for all officers, directors' fees and fees paid to directors for membership on the various committees of the Board; makes recommendations to the Board at least annually with respect to appropriate levels of compensation and fees and administers certain benefit plans.

  The members of the Finance Committee are Messrs. Hudson, Ramsey, Rosenthal and Shearer. The Company's Finance Committee met one time in 1995 and the Kentucky Utilities' Finance Committee met twice in 1995. The Finance Committee monitors and reviews financing programs and capital structure of the Company, reviews the Company's cash position in order to establish programs for the proper investment of amounts determined to be available for such purpose from time to time, and reports to the Board at least annually concerning its activities, or, when appropriate, makes recommendations which the committee deems appropriate for action to be taken by the Board.

  The members of the Long-Range Planning Committee are Messrs. Ramsey, Rosenthal, Rouse, Shearer and Todd. The Company's Long-Range Planning Committee met once in 1995 as did the Kentucky Utilities Long-Range Planning Committee. The Long-Range Planning Committee makes recommendations to the Board with respect to the Company's future strategy.

  The members of the Nominating and Corporate Governance Committee are Messrs. Hoe, Rouse and Shearer. The Company's Nominating and Corporate Governance Committee met four times in 1995 as did the Kentucky Utilities' Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee makes recommendations to the Board with respect to qualified candidates for election to the Board; and reviews the performance of Board members and, based upon such review, makes recommendations to the Board as to which members shall stand for reelection. In making recommendations for election to the Board, the Nominating and Corporate Governance Committee will consider persons recommended by shareholders. Any shareholder wishing to make such a recommendation must comply with certain requirements of the Company's By-laws described herein under the caption "General--Proposals of Shareholders." The Nominating and Corporate Governance Committee also makes recommendations to the Board regarding Board size, the desired number of employee (and former employee) directors and policies regarding Director retirement or resignation.

  Report of Compensation Committee on Executive Compensation. The Company's principal business activities are carried out through Kentucky Utilities. Except as noted elsewhere in this Proxy Statement, each of the officers of the Company whose compensation is reported in the Summary Compensation Table is also an officer of Kentucky Utilities, and received compensation in 1995 from only Kentucky Utilities. The Kentucky Utilities' Board of Directors establishes compensation for Kentucky Utilities' executive officers on the basis of recommendations made by that Board's Compensation Committee. In addition, the Board of Directors of the Company establishes compensation for Company executive officers who are not also Kentucky Utilities executive officers on the basis of recommendations made by that Board's Compensation Committee. In addition to recommending base salary for all executive officers, the Compensation Committees make recommendations concerning certain incentive compensation and other compensation programs established by the respective Boards of Directors. The incentive compensation plans described below are administered by the respective Compensation Committees.

  Given the rapid and fundamental changes occurring in the utility industry and the resulting need to attract, retain and motivate a high-quality officer team, the Compensation Committees are committed to implementing executive compensation policies and programs which:

  . Support the strategic business missions of the Company and Kentucky
    Utilities;

  . Emphasize a strong pay for performance orientation;

  . Have a meaningful portion of compensation at risk; and

  . Provide a competitive level of compensation that is consistent with the appropriate external marketplace.

  In establishing and periodically reviewing the incentive compensation plans, the Committees have utilized the services of outside consultants specializing in executive compensation and benefits.

  The key elements of the executive compensation program are base salary, annual performance incentive, long-term performance incentive, and benefits. These key elements are addressed separately below.

  . Base salary:

      The base salaries of all executive officers are reviewed annually by the Committees, which make recommendations to the respective Boards of Directors. In considering base salary levels for all officers other than the Chairman and CEO, the Committees initially review recommendations made by the Chairman and CEO. As part of the review, consideration is given to the operating performance and financial condition of the Company and/or Kentucky Utilities, as well as the executives' contributions in guiding the Company to these achievements. Consideration is also given to market data for electric utility executives as set forth in the annual Edison Electric Institute Executive Compensation Survey (the "EEI Survey"). More specifically, comparisons are made to those survey companies similarly sized to the Company (those with annual revenues of between $600 million and $2 billion). In 1995, there were 36 such comparable companies; 100% of these survey companies are included among those in the EEI Index to which the Company's performance is compared on page 11 of this proxy statement. The intent of the Committees and Boards is, in general, to set base salary levels at or above the average but below the highest reported level for comparable positions as shown by the EEI Survey. In order to provide base salary market data for non-utility specific positions, information was also considered from the 1995 Wyatt Top Management Report, which is comprised of information from a wide variety of industries.

  . Annual Performance Incentive:

      The Kentucky Utilities Annual Performance Incentive Plan (the "Kentucky Utilities Incentive Plan") and the Company's Annual Performance Incentive Plan (the "KUE Incentive Plan" and together, the "Incentive Plans") are designed to provide cash incentive compensation opportunities to attract, retain and motivate a select group of employees of Kentucky Utilities and the Company, respectively, including executive officers. Under the Committees' practice, no employee who has received an award under one of the plans (i.e., either the Kentucky Utilities Incentive Plan or the KUE Incentive Plan) for a plan year is eligible to receive an award under the other plan for such plan year. Annual cash incentive compensation is based on the financial and competitive strength of the Company or Kentucky Utilities, as the case may be. The Incentive Plans provide for establishment of individual incentive awards based on performance against specific predetermined performance targets. For Kentucky Utilities the performance targets are based on cost per kilowatt hour, safety performance and net income available to common shareholders. For the Company, the performance targets are based on cost-control criterion, safety performance and net income available to common shareholders (safety criterion has not been applied to officers who are not also officers of Kentucky Utilities). In addition, personal performance goals are set for most participants.

      The Compensation Committees determine eligible participants. An individual's potential incentive compensation is determined by a varying percentage of base salary depending on the individual's position and other factors as determined each year by the respective Committees. For 1995, there were four tiers of participation for executive officers. If the performance targets are not met, no awards are paid. If the targets are achieved, the awards for executive officers for the four tiers of participation are 15%, 20%, 25% and 30%, respectively, of annualized base salary at the beginning of the year, with 30% being applicable only to Mr. Newton, former Chairman and CEO, and Mr. Whitley, Chairman, President and CEO. Participants may earn up to 1 1/2 times the target award opportunity to the extent performance targets are exceeded. In 1995, the weightings for the various performance measures set forth above varied for each participation tier. For individuals participating in the Kentucky Utilities Incentive Plan, cost-per-kilowatt-hour performance was weighted from 20 to 33 1/3%; net income performance was weighted from 20 to 33 1/3%; safety performance was weighted from 20 to 33 1/3%; and individual goals were weighted from 0 to 40% of the total award. In the case of participants in the KUE Incentive Plan for 1995 who were officers of both the Company and Kentucky Utilities, the performance measures and their weightings were cost control (33 1/3%); net income (33 1/3%); and safety performance (33 1/3%). For participants in the KUE Incentive Plan for 1995 who were not also officers of Kentucky Utilities, the performance measures and their weightings were cost control (20%), net income (from 0 to 20%) and individual goals (from 60 to 80%).

      If the goals are met, awards are subject to being paid in cash after each year. Incentive Plans awards earned in 1993, 1994 and 1995, as a result of attaining or exceeding the performance goals for each of those years, are set forth in the Summary Compensation Table under the column "Bonus" for the individuals named therein.

      Participants may elect to have all or any portion of their cash awards deferred under the applicable Executive Optional Deferred Compensation Plan (collectively, the "Executive Deferred Compensation Plans") established by the Company and Kentucky Utilities, respectively. Amounts deferred will be maintained in an unfunded account for each participant and will be credited with earnings each quarter at a rate of interest equal to the greater of (1) the return on capital of the Company or Kentucky Utilities (as the case may be) for the 12 months ended each quarter or (2) the 13-week Treasury Bill rate in effect on the first business day following each quarter. Amounts credited under the Executive Deferred Compensation Plans will be paid to each participant upon termination of employment or as otherwise permitted by the Executive Deferred Compensation Plans.

  . Long-Term Performance Incentive:

      The Kentucky Utilities Performance Share Plan (the "Kentucky Utilities Performance Share Plan") and the Company's Performance Share Plan (the "KUE Performance Share Plan" and together the "Performance Share Plans") are designed to provide long-term incentives in the form of additional compensation to officers and other select employees of Kentucky Utilities and the Company, respectively, dependent upon achievement of the performance measurement compared to a group of comparable companies selected by the Committees.

      Prior to 1993, the performance measure of the Kentucky Utilities Performance Share Plan was growth in earnings per share compared to other companies, but such measure was amended with shareholder approval in 1993 to return on equity compared to the group of comparable companies, which is also the measure used in the KUE Performance Share Plan.

      Under the Performance Share Plans, each year the respective Compensation Committees determine a Performance Cycle and the number of Performance Shares to be contingently granted to each eligible participant for that Performance Cycle. The Committees have determined that the number of Performance Shares contingently granted will be based on a varying percentage of annualized base salary in effect on the first day of the Performance Cycle divided by the closing market price of the Company's Common Stock on the last business day before the beginning of the Performance Cycle. For 1995 for executive officers, the percentage for an assistant officer was 10%, for vice presidents and other officers was 20%, for senior vice presidents was 30%, for Mr. Whitley, Chairman, President and CEO was 40% and for Mr. Newton, former Chairman and CEO was 50%. No employee who receives an award under one of the plans (i.e., either the Kentucky Utilities Performance Share Plan or the KUE Performance Share Plan) for a Performance Cycle is eligible to receive an award from the other plan for such Performance Cycle. Each Performance Cycle is a number of years determined by the Compensation Committees over which the contingent grants of Performance Shares may be earned. Existing Performance Cycles for Kentucky Utilities and the Company have been set at three years. Under both plans, a Performance Share is a share unit which is contingently granted to a participant at the beginning of a Performance Cycle.

      The number of Performance Shares that may be earned by each participant for a Performance Cycle is based on the relative performance of the Company or Kentucky Utilities, as the case may be, compared to the specified group of similar companies, as determined for that particular Performance Cycle. For the 1995-1997 Performance Cycle, there were 12 comparable companies;

    100% of these companies or subsidiaries of those companies included in both comparative groups also were in the EEI Index to which the Company's performance is compared on page 11 of this proxy statement. For each Performance Cycle, management submits to the respective Compensation Committee recommendations for proposed participants, target award opportunities (stated in Performance Shares), Performance Cycle length, a scale which specifies the number of Performance Shares to be earned by each participant depending upon the degree to which the target goal is met and a group of companies to which performance comparison will be made. See the information following the table "Long-Term Incentive Plan--Awards In Last Fiscal Year" for a description of the scale applicable to contingent grants made for 1995. At the end of each Performance Cycle, the Compensation Committees determine the number of Performance Shares earned by each participant, based on the degree to which actual performance compared to the targets set. Upon such determination, Performance Shares earned for that Performance Cycle, if any, will be converted into an equal number of restricted shares of the Company's Common Stock.

      The first Performance Cycle for Kentucky Utilities commenced in 1990 and was completed in 1992. Since the stringent target goals set by the Committee were not met, there were no distributions of restricted shares to participants. All contingent grants for the 1990-1992 Performance Cycle have lapsed.

      The Performance Cycle for Kentucky Utilities that commenced in 1991 was completed in 1993. Based on performance during the 3-year cycle, 75% of the maximum level of shares were converted to restricted shares during 1994. These awards of restricted shares are shown on the Summary Compensation Table as LTIP Payouts.

      The Performance Cycle that commenced in 1992 was completed in 1994. Since the stringent target goals set by the Committee were not met, there were no distributions of restricted shares to participants. All contingent grants for the 1992-1994 Performance Cycle have lapsed

      The Performance Cycle that commenced in 1993 was completed in 1995. Shares earned in respect of that Performance Cycle, if any, will be distributed in the form of restricted shares to participants in the second quarter of 1996 after necessary comparisons are made.

      The Performance Cycle that commenced in 1994 will be completed in 1996. Shares earned in respect of that Performance Cycle, if any, will be distributed in the form of restricted shares to participants in the second quarter of 1997 after necessary comparisons are made.

      Contingent grants made for the 1995-1997 Performance Cycle are shown in the table "Long-Term Incentive Plan--Awards in Last Fiscal Year." Shares earned in respect of this Performance Cycle, if any, will be distributed in the form of restricted shares to participants in the second quarter of 1998 after necessary comparisons are made.

  . Benefits:

      Executive officers of the Company and Kentucky Utilities, including those listed in the Summary Compensation Table on page 13 of this proxy statement, are eligible for participation in the standard benefit package available to all Company and Kentucky Utilities' employees. In addition, executive officers of the Company and Kentucky Utilities are eligible to be members in Kentucky Utilities' Supplemental Security Plan, which is described below under "Executive Compensation."

      The Committees believe that the above-described components combine to provide total compensation packages that enable the companies to effectively recruit, motivate and retain executive personnel. The Committees further believe the provisions of Section 162(m) of the Internal

    Revenue Code, which limit the deductibility of certain compensation expense (generally referred to as the "$1 million dollar limit"), will not limit the deductibility of any compensation that was paid by the Company or Kentucky Utilities in 1995 and do not anticipate any such limitation for compensation to be paid in 1996.

      The Kentucky Utilities Compensation Committee makes its recommendations for the base salary of Michael R. Whitley, Chairman, President and CEO, and Mr. Newton, former Chairman and CEO, by utilizing the same criteria and philosophies described above. The Committee analyzes Mr. Whitley's and Mr. Newton's individual performance on the additional basis of its evaluation of the performance and coordination of the Company's and Kentucky Utilities' other management personnel. The incentive portion of Mr. Whitley's and Mr. Newton's compensation for 1995 was provided under the KUE Incentive Plan and the KUE Performance Share Plan. As described above, compensation under these plans is tied to Company performance. Awards made under those plans to Mr. Whitley and Mr. Newton were established at the levels and utilizing formulas set forth above. Specific information regarding the level of compensation, and Incentive Plan and Performance Share Plan participation for Mr. Whitley and Mr. Newton are set forth in the tables shown under Executive Compensation below and as detailed in the discussion above.

  None of the present members of the Compensation Committees is (or has been) an employee of the Company or Kentucky Utilities. The members of the Company's Compensation Committee and Kentucky Utilities' Compensation Committee responsible for this report are:

                                          Frank V. Ramsey, Jr.
                                          Warren W. Rosenthal
                                          William L. Rouse, Jr.

  Performance Graph. The following performance graph compares the performance for the last five years of the Company's Common Stock (or for periods prior to December 1, 1991, Kentucky Utilities' Common Stock) to the S&P 500 Index and the index of investor-owned electric and combination electric and natural gas utilities reported by Edison Electric Institute (the "EEI Index"). The graph gives total shareholder return in each case assuming $100 invested at December 31, 1990 and the reinvestment of all dividends. Following the graph is a chart giving the same information.

                       [PERFORMANCE GRAPH APPEARS HERE]

                              Shareholder Returns
                             (Dividends Reinvested)

                                                  DECEMBER 31,
                                 -----------------------------------------------
                                  1990    1991    1992    1993    1994    1995
                                 ------- ------- ------- ------- ------- -------
KU Energy....................... $100.00 $142.00 $153.40 $166.87 $165.22 $194.85
EEI Index.......................  100.00  128.87  138.69  154.11  136.28  178.55
S&P 500 Index...................  100.00  130.47  140.41  154.56  156.60  215.45

  Directors' Compensation. Each director of the Company is also a director of its principal subsidiary, Kentucky Utilities. Each director who is not an employee of the Company or Kentucky Utilities is paid an annual retainer of $20,000. This retainer is reduced by any retainer paid from a Company subsidiary. Kentucky Utilities pays non-employee directors an annual retainer of $15,000. Thus, the net annual Company retainer paid to such directors is $5,000 but the aggregate paid for serving on both Boards is $20,000.

  In addition to an annual retainer, the Company and Kentucky Utilities pay each non-employee director a $750 fee for each meeting of a Board or a particular committee attended; provided that if the Boards of the Company and Kentucky Utilities meet on the same day, only one $750 fee is paid for both meetings. Similarly, if the same committee of the Boards of the Company and Kentucky Utilities meet on the same day, only one $750 fee is paid for both meetings. Out-of-pocket travel expenses are paid to directors for all meetings attended.

  All eligible directors of the Company and Kentucky Utilities are entitled to participate in the Director Retirement Retainer Programs (the "Director Retirement Plans") of the Company and Kentucky Utilities. Directors who are not, and have not previously been, an officer of Kentucky Utilities, the Company, or their affiliated companies ("outside directors") are eligible to participate. An outside director who is 65 years of age and has completed at least five consecutive years of service on the Company's and/or Kentucky Utilities' Board will receive, upon termination of service from a Board for any reason other than death, an annual retirement benefit equal to the annual retainer paid to such Board's directors in effect as of such termination, payable monthly over a period of years equal to the number of full years such director served on the Board, but not in excess of 10 years. Such payments cease, however, if the director dies before all such payments are made. The annual retainer in effect upon the director's termination from a Board will generally be calculated as described in the first paragraph under this caption. In the event of a change in control of the Company or Kentucky Utilities, any person then receiving a retirement benefit would be paid, within 30 days of the change in control, a lump-sum payment equal to the discounted present value of all then unpaid installments of the director's retirement benefit. In the event of a change in control, each outside director in office immediately prior to such change in control will be eligible to receive an accelerated retirement benefit if the director terminates service from a Board for any reason other than death within three years of the date of the change in control. Such accelerated retirement benefit would be paid in a lump sum within 30 days of such termination and would be equal to the discounted present value of the retirement benefit which such director would have received if the director had retired from the Board at age 70 (or for certain directors, 72) and lived to collect the full benefit otherwise payable under the applicable Director Retirement Plan. Such benefit would be based on the higher of the annual retainer in effect immediately prior to the change in control or immediately prior to such director's termination of service. Change in control is broadly defined under the Director Retirement Plans and includes any merger, consolidation, reorganization or sale of substantially all of the assets of the Company or Kentucky Utilities which results in less than a majority of the voting power of the resulting entity being owned by the holders of the Common Stock of the Company prior to the transaction; a change in the majority of the Board of Directors of the Company or Kentucky Utilities over a two-year period which is not approved by two-thirds of the incumbent directors; and the acquisition by any person or group of persons of beneficial ownership of 10% or more of the Common Stock of the Company or Kentucky Utilities.

  Directors may elect to have all or a specified portion of their directors' fees deferred under the Director Deferred Compensation Plans (the "Director Deferred Compensation Plans") of the Company and Kentucky Utilities. Amounts deferred will be maintained in unfunded accounts for each participant, which, based on a choice made by the Director, either: (1) bear interest at a floating rate based upon the average prime rate charged by banks as reported in the Federal Reserve Bulletin; or (2) experience appreciation (depreciation) and earnings based on a hypothetical investment in the Company's common stock. Amounts deferred under the Director Deferred Compensation Plans will be paid to the participant upon termination as a director for any reason other than death based on a choice made by the Director as permitted by the Director Deferred Compensation Plans in a single payment or, with interest, quarterly over a period of not to exceed 40 calendar quarters, or, with interest, annually over a period of not to exceed 10 years. In the event of a participant's death, payment of any remaining balance of credited amounts will be made in a single payment to a designated beneficiary. In certain cases, directors may receive a distribution of deferred amounts in the event of substantial financial hardship. Because officers of the Company and Kentucky Utilities receive no compensation for services as directors, any director who is an officer is not eligible to participate in the plans.

  Executive Compensation. The following table contains information with respect to the compensation paid by (or earned from) the Company and Kentucky Utilities, for all services rendered during 1993 through 1995 in all capacities, to the Chief Executive Officers and the other four most highly compensated executive officers of the Company and Kentucky Utilities:

                           Summary Compensation Table

                                                                        LONG-TERM
                                                                       COMPENSATION
                                    ANNUAL COMPENSATION                  PAYOUTS
                                  -----------------------              ------------
                                                                           LTIP
                                                          OTHER ANNUAL ------------  ALL OTHER
                                                   BONUS  COMPENSATION   PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR SALARY ($) ($)(3)     ($)(4)       ($)(5)       ($)(6)
---------------------------       ---- ---------- ------- ------------ ------------ ------------
JOHN T. NEWTON;                   1995  328,616    74,811    23,959            0      232,257
 Former Chairman of the Board,    1994  462,694   149,979    13,380      158,738        7,561
 Former Chief Executive Officer,  1993  424,237   144,362    11,886            0        8,444
 & Current Director of the
 Company & Kentucky Utilities(1)
MICHAEL R. WHITLEY;               1995  318,467    73,476       116            0        4,686
 Chairman of the Board, President 1994  245,490    67,157       481       50,508        5,560
 & Chief Executive Officer &      1993  219,529    62,164     1,258            0        6,045
 Director of the Company &
 Kentucky Utilities(2)
JAMES W. TIPTON;                  1995  227,591    39,942     1,445            0        4,667
 Senior Vice President            1994  214,043    63,210     1,373       50,508        5,537
 of the Company                   1993  204,042    60,331     1,201            0        5,712
O. M. GOODLETT;                   1995  210,195    44,550         0            0        4,500
 Senior Vice President of the     1994  200,251    56,889         0       30,246        4,500
 Company & Kentucky Utilities     1993  188,724    54,257         0            0        4,497
WAYNE T. LUCAS;                   1995  194,553    42,160       711            0        4,692
 Senior Vice President            1994  159,699    33,754       523       22,658        5,522
 of Kentucky Utilities            1993  139,331    31,695       446                     5,813
JAMES M. ALLISON;                 1995  169,405    38,160         0            0        4,527
 Senior Vice President            1994  133,674    29,131         0            0        4,500
 of Kentucky Utilities            1993  110,885    24,222     5,576            0            0

--------
(1) Retired as Chairman and CEO in August 1995.
(2) Assumed additional titles of Chairman and CEO on August 1, 1995, having been President since November 1, 1994.
(3) Bonuses are paid under the Incentive Plans. The bonus reported for Mr. Newton for 1995 has been prorated to reflect his retirement as of August 1, 1995. Any bonus earned but deferred under the Executive Deferred Compensation Plans is included in the Table.

(4) Other annual compensation consists of the following items: (1) amounts for group term life insurance and related taxes; (2) an amount for above-market interest earned and paid on deferred compensation for Mr. Newton in 1995; and (3) an amount for taxes related to moving expenses for Mr. Allison in 1993.
(5) Reflects payouts under the Kentucky Utilities Performance Share Plan described under "Report of Compensation Committee on Executive Compensation" above. Performance goals were not met, and thus no payouts were made for the Performance Cycle that relates to 1993 and 1995 in the table above. Amounts shown for 1994 reflect a payout in the form of restricted shares of the Company's common stock of 75% of the contingent grant for the Performance Cycle commencing in 1991. Such restricted stock will be forfeited if the officer terminates employment prior to January 1, 2001 for any reason other than retirement, disability or death. In the event of a change in control, the restrictions lapse immediately.
(6) All other compensation includes: (a) above-market-rate interest earned on deferred compensation; (b) the employer matching contribution made to the officer's account in the 401(k) Employee Savings Plan; and (c) Supplemental Security Plan Payment of $227,757 to Mr. Newton as the benefit payable for the period of August 1, 1995 through July 31, 1996. Such amounts for 1995 with respect to items (a) and (b) are shown in the following table.

                                                      INTEREST ON     401(K)
     EXECUTIVE                                          DEFERRED     MATCHING
      OFFICER                                         COMPENSATION CONTRIBUTION
     ---------                                        ------------ ------------
       John T. Newton................................     $N/A        $4,500
       Michael R. Whitley............................     $186        $4,500
       James W. Tipton...............................     $167        $4,500
       O. M. Goodlett................................     $N/A        $4,500
       Wayne T. Lucas................................     $192        $4,500
       James M. Allison..............................     $ 27        $4,500

  Performance Shares contingently awarded under the Performance Share Plans in 1995 are reported in the Long-Term Incentive Plan awards table below. A description of how awards are determined is presented under "Report of Compensation Committee on Executive Compensation." A description of the scale by which performance targets are set follows the table.

              Long-Term Incentive Plan--Awards In Last Fiscal Year

                                      PERFORMANCE
                                       OR OTHER    ESTIMATED FUTURE PAYOUTS UNDER NON-
                                        PERIOD                    STOCK
                          NUMBER OF      UNTIL            PRICE-BASED PLANS(5)
                            UNITS     MATURATION  -------------------------------------
                              OR          OR      THRESHOLD
NAME                     OTHER RIGHTS  PAYOUT(4)     ($)      TARGET ($)    MAXIMUM ($)
----                     ------------ ----------- --------- --------------- -----------
John T. Newton..........    1,727(1)        3        $ 0    $25,905-$38,858  $ 51,810
Michael R. Whitley......    4,075(2)        3        $ 0    $61,125-$91,688  $122,250
James W. Tipton.........    2,445(2)        3        $ 0    $36,675-$55,013  $ 73,350
O. M. Goodlett..........    2,200(3)        3        $ 0    $33,000-$49,500  $ 66,000
Wayne T. Lucas..........    2,085(3)        3        $ 0    $31,275-$46,913  $ 62,550
James M. Allison........    1,855(3)        3        $ 0    $27,825-$41,738  $ 55,650

--------
(1) Constitutes Performance Shares contingently granted under the KUE Performance Share Plan in 1995 as adjusted on a prorated basis to reflect retirement as of August 1, 1995.

(2) Constitutes Performance Shares contingently granted under the KUE Performance Share Plan in 1995.
(3) Constitutes Performance Shares contingently granted under the Kentucky Utilities Performance Share Plan in 1995.
(4) Number of years in Performance Cycle.
(5) See description below for the scale that determines which amount would be applicable. Amounts are calculated based on the price of the Company's Common Stock on December 31, 1995.

  For the Performance Cycle commencing in 1995, payouts of contingent grants shown in the table above will be determined by calculating the average return on equity for the Performance Cycle of the Company or Kentucky Utilities, as the case may be, compared to the average return on equity for the Performance Cycle for the comparable companies. The returns will be ranked in descending order. For the 1995-1997 Performance Cycle, the scale that determines if grants are earned is as follows: if the Company's or Kentucky Utilities' rank, as the case may be, is in the top two, the payout will be 100% of the contingent grant (the Maximum shown in the table); if their rank is third or fourth, the payout will be 75% and if their rank is fifth or sixth, the payout will be 50% (the two figures shown as Target in the table); and if their rank is seventh or below, no shares will be awarded (shown as the Threshold in the table) for that Performance Cycle under the applicable Performance Share Plan.

  Each of the officers of the Company and Kentucky Utilities is entitled to participate in the Kentucky Utilities employee retirement plans described below. Executive officers, like other employees, are eligible to participate in Kentucky Utilities' Retirement Plan, and all eligible persons whose compensation is reported in the Summary Compensation Table participated in the Retirement Plan. Contributions to the Retirement Plan are determined actuarially and cannot be readily calculated as applied to any individual participant or small group of participants. Generally, compensation for Retirement Plan purposes means base compensation while a participant, excluding overtime pay, commissions, performance incentive compensation or other extraordinary compensation. The compensation for Retirement Plan purposes of the individuals named in the foregoing table is substantially equivalent to the base salary reported in the Summary Compensation Table. The credited years of service under the Retirement Plan for such persons were as follows: Mr. Newton, 37 years; Mr. Whitley, 31 years; Mr. Tipton, 28 years; Mr. Goodlett, 25 years; Mr. Lucas, 26 years; and Mr. Allison, 1 year. All of the credited years of service were computed as of December 31, 1995 except for Mr. Newton's service which was determined as of August 1, 1995, his date of retirement. Retirement Plan benefits depend upon length of service, age at retirement and amount of compensation (determined in accordance with the Retirement Plan).

  Although higher amounts are determined under the Retirement Plan and shown in the table below, in most cases, pension benefits under the Retirement Plan or compensation used to measure such benefits will be reduced to comply with maximum limitations imposed by the Internal Revenue Code. Under such limitations effective in 1995, no base compensation above $150,000 may be used to calculate a benefit, except in the case of certain executive officers to preserve benefits accrued under previously applicable rules. In addition, no annual benefit derived from employer contributions may exceed $120,000. Assuming retirement at age 65, a Retirement Plan participant would be eligible at retirement for a maximum annual pension benefit (without taking into account the Internal Revenue Code limitations referred to above) set forth in the following table. However, assuming retirement at age 65, assuming 1995 base compensation and taking into account the Internal Revenue Code limitations, the annual pension benefit under the Retirement Plan for the executive officers named in the Summary Compensation Table would be as follows: Mr. Whitley, $101,643; Mr. Tipton, $93,138; Mr. Goodlett, $84,738; Mr. Lucas, $86,998; and
Mr. Allison, $50,219. Mr. Newton's annual pension benefit under the Retirement Plan commencing on his August 1, 1995 retirement date is $106,309.

  FINAL
 AVERAGE                       ANNUAL BENEFIT AFTER SPECIFIED YEARS OF SERVICE(2)
  BASE                   --------------------------------------------------------------
 PAY(1)                     15       20       25       30       35       40       45
 -------                 -------- -------- -------- -------- -------- -------- --------
$150,000................ $ 29,999 $ 39,999 $ 49,999 $ 59,999 $ 69,998 $ 79,998 $ 89,998
$200,000................ $ 39,999 $ 53,332 $ 66,665 $ 79,998 $ 93,331 $106,664 $119,997
$250,000................ $ 49,999 $ 66,665 $ 83,331 $ 99,998 $116,664 $133,330 $149,996
$300,000................ $ 59,999 $ 79,998 $ 99,998 $119,997 $139,997 $159,996 $179,996
$350,000................ $ 69,998 $ 93,331 $116,664 $139,997 $163,329 $186,662 $209,995
$400,000................ $ 79,998 $106,664 $133,330 $159,996 $186,662 $213,328 $239,994
$450,000................ $ 89,998 $119,997 $149,996 $179,996 $209,995 $239,994 $269,993
$500,000................ $ 99,998 $133,330 $166,663 $199,995 $233,328 $266,660 $299,993
$550,000................ $109,997 $146,663 $183,329 $219,995 $256,660 $293,326 $329,992
$600,000................ $119,997 $159,996 $199,995 $239,994 $279,993 $319,992 $359,991

--------
(1) "Final average base pay" generally means the average annual compensation during the 60 consecutive months of highest pay during the period of employment.
(2) Annual benefits shown are on a straight life annuity basis. Amounts shown are not subject to any deduction for Social Security benefits or other offset amounts. Benefits may be reduced by Internal Revenue Code limitations described above.

  Executive officers and certain other employees of the Company and Kentucky Utilities are eligible to be members in Kentucky Utilities' Supplemental Security Plan which provides retirement, disability and death benefits as well as a change in control retirement benefit and a change in control severance benefit. As to executive officers, upon retirement at age 65, an eligible member will receive 15 annual payments of an amount equal to 75% of basic compensation, offset by benefits payable from any defined benefit plan of the Company or an affiliate (such as Kentucky Utilities' Retirement Plan) and social security benefits. Basic compensation is the annualized base monthly salary of the member, exclusive of performance incentive compensation or other extraordinary compensation, in effect at termination of employment by retirement, disability or death. Upon termination of employment by death of an eligible executive officer prior to age 65, the member's beneficiary will receive an annual benefit equal to 50% of basic compensation until the later of the date such member would have attained age 65 or completion of 15 annual payments. Upon termination of employment by disability prior to age 65, the member will receive the "retirement benefit" if the member lives to retirement age and remains disabled or the "death benefit" if the member dies prior to retirement age and is disabled at death. Benefits will be paid from the general funds of the employer. The estimated annual benefits from Kentucky Utilities' Supplemental Security Plan that would be payable upon retirement at normal retirement age for the individuals named in the Summary Compensation Table (assuming 1995 basic salary) are as follows: Mr. Whitley, $145,164; Mr. Tipton, $62,166; Mr. Goodlett, $62,889; Mr. Lucas, $43,376; and Mr. Allison, $63,262.
Mr. Newton's annual benefit under the Supplemental Security Plan, commencing on his August 1, 1995 retirement, is $227,757. To assist in providing funds to pay such benefits when they become payable, insurance is purchased on the lives of the members of the Supplemental Security Plan.

  Under the Supplemental Security Plan, members are entitled to change in control severance benefits in the following circumstances: (i) involuntary termination of the individual's employment within two years following the change in control for reasons other than cause, death, permanent disability or attainment of age 65; (ii) resignation within two years of the change in control for good reason (as defined in the plan); and (iii) in respect of the Chairman of the Board, the President, the Chief Financial Officer or, if such positions are filled by less than three persons, the Executive Vice President, in each case of Kentucky Utilities, termination of employment for any reason during the 30-day period commencing on the first anniversary of the change in control. In such circumstances, the employee will be entitled to a change in control severance payment equal to a certain percentage (300% in the case of executive officers of the Company or Kentucky Utilities) of the sum of (i) the employee's basic compensation and
(ii) the employee's target annual performance incentive compensation. In addition, the employee will be entitled to continuation of certain employee welfare benefits for up to three years following termination of employment, subject to an offset for comparable benefits. Under the Supplemental Security Plan, the employee is entitled to receive additional payments, if necessary, to reimburse the employee for certain federal excise tax liabilities. The Supplemental Security Plan's change in control retirement benefit provides that, upon termination of employment, other than for cause (as defined in the Supplemental Security Plan) following a change in control, an eligible member will receive a lump sum amount equal to the present value of the retirement benefit (described in the preceding paragraph and assuming the member is then 65 but prorated if the member then has less than 15 years of service, including an assumed three additional years of service for executive officers); provided that, if the termination is more than two years from the change in control, the calculation of years of service will not include the assumed additional three years and the compensation upon which the benefit is calculated will be the actual compensation in effect at termination (rather than the compensation in effect at the change in control which, if higher, would be used if termination occurred within two years of the change in control). The change in control severance benefits and change in control retirement benefits are effective for a minimum of five years, which is automatically extended from year to year unless Kentucky Utilities gives notice that it does not wish to extend the period of effectiveness. Change in control has essentially the same meaning as under the Director Retirement Plans described under "Directors' Compensation."

  The Performance Share Plans and Executive Deferred Compensation Plans contain provisions relating to a change in control. Under each of these plans a change in control has essentially the same meaning as under the Director Retirement Plans described under "Directors' Compensation." Under the Performance Share Plans, if a participant's employment is terminated voluntarily or involuntarily after a change in control, such participant will have the right to an immediate cash payment for all Performance Cycles in which the participant is currently participating. The amount payable to a participant in the event of termination in connection with a change in control will be determined in accordance with the formula specified in the Performance Share Plan. In addition, after a change in control, whether or not the participant is terminated, under the Executive Deferred Compensation Plans, all amounts held under such plans will be paid to the participant.

                                    General

  Independent Public Accountants. The Audit Committee of the Board has selected the firm of Arthur Andersen LLP as independent public accountants to examine the financial statements of the Company and Kentucky Utilities for 1996. The firm has served as the independent public accountants for the Company and Kentucky Utilities for many years. Representatives of the firm are not expected to be present at the annual meeting.

  Proposals of Shareholders. Under the rules of the Securities and Exchange Commission, any shareholder proposal intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company at its principal executive offices no later than November 17, 1996 in order to be eligible to be considered for inclusion in the Company' proxy materials relating to that meeting. A shareholder submitting a proposal or nominating a person to serve as director must comply with procedures set forth in the Company's By-laws. In general, the By-laws provide that for business to be considered at an annual meeting of shareholders, a shareholder must give timely and proper notice of the matter to the Secretary of the Company. The notice must specify in reasonable detail the business desired to be brought before the meeting and contain other information required by the By-laws. Nominations for director may be made by shareholders only if the shareholder has given timely and proper notice thereof to the Secretary of the Company. The notice must contain the name of the person or persons nominated, certain information about the nominee and other information required by the By-laws. Shareholder proposals or nominations must be received no fewer than 60 days prior to the meeting (or, if the date of the meeting has not been made public, within 10 days after the publication of the date of the meeting).

  Other Business. The meeting is being held for the purposes set forth in the Notice which accompanies this Proxy Statement. The Board of Directors of the Company knows of no business to be transacted at the meeting other than the election of directors. However, if any other business should properly be presented to the meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                          KU Energy Corporation

                                          By order of the Board of Directors

                                                   Michael R. Whitley
                                              Chairman, President and Chief
                                                    Executive Officer

                                                   George S. Brooks II
                                              General Counsel and Secretary

                       [LOGO OF KU ENERGY CORPORATION]

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   KU ENERGY CORPORATION   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

  PROXY. The undersigned appoints, and if a participant in the Company's dividend reinvestment plan, and/or Kentucky Utilities Company's employee stock ownership plan and/or employee savings plan, authorizes and directs the appropriate agent or trustee, in each case as agent for the undersigned, to appoint, William L. Rouse, Jr., John T. Newton and Michael R. Whitley, and each of them, attorneys and proxies, with power of substitution, to vote all shares of COMMON STOCK of KU Energy Corporation of record in the name of the undersigned, and all shares, if any, of such stock credited to the account of the undersigned under each of such plans, in each case, at the close of business on March 8, 1996, at the 1996 annual meeting of shareholders (or any adjourned session) as follows:

1. Election of Directors:

                  FOR all nominees          WITHHOLD AUTHORITY to vote for all
                  listed below              nominees listed below [_]
                  (except as marked
                  to the contrary
                  below) [_]

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.

MIRA S. BALL, CAROL M. GATTON, FRANK V. RAMSEY, JR., CHARLES L. SHEARER AND LEE
                                  T. TODD, JR.

In their discretion with respect to such other business as may properly come before the meeting, all as set forth in the Notice and Proxy Statement relating to the meeting.

                         (to be signed on reverse side)

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       (continued from other side)

SHARES REPRESENTED BY THIS PROXY SHALL BE
VOTED AS SPECIFIED ON THE REVERSE SIDE. IN
ABSENCE OF SPECIFIC DIRECTIONS, SAID SHARES
SHALL BE VOTED FOR THE ELECTION OF DIRECTORS.

                                              PLEASE DO NOT FOLD
                                              Dated ____________
                                              PLEASE SIGN BELOW

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NOTE: PLEASE DATE AND SIGN EXACTLY AS NAME(S) APPEAR ABOVE AND RETURN SIGNED
PROXY IN ENCLOSED ENVELOPE. IF THE STOCK IS ISSUED IN THE NAMES OF TWO OR MORE PERSONS, ALL SHOULD SIGN THE PROXY. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC.

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